UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 12, 2016

KIEWIT ROYALTY TRUST

(Exact name of registrant as specified in its charter)

Nebraska	000-10810	47-6131402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Trust Division U.S. Bank National Association 1700 Farnam Street Omaha, Nebraska	68102
(Address of principal executive offices)	(Zip Code)

(402) 536-5100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Kiewit Royalty Trust (the “Trust”) is administered by officers and employees of U.S. Bank, N.A., which serves as the sole trustee of the Trust (the “Trustee”). The Trust does not have a principal financial or chief accounting officer or any other officers, and officers of the Trustee are from time to time designated to perform the certain necessary functions of the Trust, although there are no specific persons employed by the Trustee having the full-time duty of administering the Trust.

Effective December 12, 2016, Luke H. Paladino resumed performing the necessary functions of the Trust on behalf of the Trustee.  Mr. Paladino temporarily left his employment with U.S. Bank, N.A. at the end of November 2016.  During his absence, Mr. Wood A. Hull was designated to perform the necessary functions of the Trust on behalf of the Trustee.   Upon Mr. Paladino’s return to the Bank, Mr. Hull voluntarily stepped down from his role with the Trust, and Mr. Paladino resumed his duties because of his long-standing relationship with, and institutional knowledge of, the Trust.

Luke H. Paladino, age 38, is currently a Vice President with U.S. Bank N.A. and previously served in that position from March 2014 through November 2016.  Prior his current position, Mr. Paladino was an Assistant Vice President and Trust Officer from September 2007 — March 2014 in the Private Client Group. Mr. Paladino was the Trust Officer responsible for the Trust from January 2008 through November 2016. From 2005 through 2007, he served as Principal of Paladino Legal Group P.C., a law firm located in Omaha, Nebraska.  Mr. Paladino received his J.D. from Creighton University School of Law and his B.A. from Rockhurst University.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIEWIT ROYALTY TRUST

By: U.S. Bank National Association in its capacity as Trustee and not in its individual capacity or otherwise

Date: December 16, 2016	By:	/s/ Wood A. Hull
Wood A. Hull, Senior Managing Director